Exhibit 99.1

For immediate release	June 10, 2020

Crown Crafts Reports Fiscal 2020 Fourth Quarter and Full Year Results

●	Gross margin increased for the fiscal year
●	Net income increased for the quarter and fiscal year
●	Returned $5.8 million in cash dividends to shareholders during past 12 months

Gonzales, Louisiana – Crown Crafts, Inc. (NASDAQ-CM: CRWS) (the “Company”) today reported results for the fourth quarter and fiscal year 2020, which ended March 29, 2020.

“We are very proud of our strong financial results in fiscal year 2020, which included increased gross margin and net income,” said E. Randall Chestnut, Chairman, President and Chief Executive Officer. “Because of the conservative way in which we operate and the hard work and dedication of our employees, we were able to continue to return long-term value to our stockholders.”

Financial Results

Net income for the fourth quarter of fiscal 2020 was $1.6 million, or $0.16 per diluted share, on net sales of $20.3 million, compared with net income of $1.4 million, or $0.14 per diluted share, on net sales of $21.7 million for the fourth quarter of fiscal 2019. Gross profit for the current-year quarter was 26.3% of net sales, down from 28.6% in the prior-year quarter.

For the fiscal year, net income was $6.6 million, or $0.65 per diluted share, on net sales of $73.4 million, compared with net income of $5.0 million, or $0.50 per diluted share, on net sales of $76.4 million for fiscal 2019. Gross profit for the current year was 29.4% of net sales, up from 29.2% in the prior year.

The current year quarter and year-to-date periods were impacted favorably by $276,000, or $0.03 per diluted share, and $568,000, or $0.06 per diluted share, respectively, due to the reversal of a portion of reserves for unrecognized tax benefits and the related interest and penalties that had been previously accrued. Current year net income for the year-to-date period was also impacted favorably by $273,000, or $0.03 per share, due to the effect of certain tax credits. Net income for the year-to-date period of the prior year was unfavorably impacted when the Company incurred $210,000 in pre-tax expenses to transfer its Sassy-branded inventory from Grand Rapids, Michigan to the Company’s facility in Compton, California. On an after-tax basis, these costs negatively affected the year-to-date period in the prior year by $156,000.

Quarterly Cash Dividend

In light of the uncertainty of the global effects of COVID-19, the Company’s Board of Directors is not declaring a dividend with respect to the first quarter (which, if declared, would have been paid in July 2020). “We are confident that our stockholders will agree that a temporary suspension of dividends in order to conserve cash during these turbulent economic times is in the best interests of the Company,” Chestnut said.

Conference Call

The Company will host a teleconference today at 1:00 p.m. Central Daylight Time to discuss the Company’s results, during which interested individuals will be given the opportunity to ask appropriate questions. To join the teleconference, dial (844) 861-5504 and ask to be joined into the Crown Crafts, Inc. call. The teleconference can also be accessed in listen-only mode by visiting the Company’s website at www.crowncrafts.com. The financial information to be discussed during the teleconference may be accessed prior to the call on the investor relations portion of the Company’s website. A telephone replay of the teleconference will be available one hour after the end of the call through 4:00 p.m. Central Daylight Time on June 17, 2020. To access the replay, dial (877) 344-7529 in the United States or (412) 317-0088 from international locations and refer to conference number 10143940.

About Crown Crafts, Inc.

Crown Crafts, Inc. designs, markets and distributes infant, toddler and juvenile consumer products. Founded in 1957, Crown Crafts is one of America’s largest producers of infant bedding, toddler bedding, bibs and developmental toys. The Company operates through its three wholly owned subsidiaries, NoJo Baby & Kids, Inc., Sassy Baby, Inc. and Carousel Designs, LLC, which market a variety of infant, toddler and juvenile products under Company-owned trademarks, as well as licensed collections and exclusive private label programs. Sales are made directly to retailers such as mass merchants, large chain stores and juvenile specialty stores, as well as directly to consumers through www.babybedding.com. For more information, visit the Company’s website at www.crowncrafts.com.

The foregoing contains forward-looking statements within the meaning of the Securities Act of 1933, the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Such statements are based upon management’s current expectations, projections, estimates and assumptions. Words such as “expects,” “believes,” “anticipates” and variations of such words and similar expressions identify such forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties that may cause future results to differ materially from those suggested by the forward-looking statements. These risks include, among others, general economic conditions, including changes in interest rates, in the overall level of consumer spending and in the price of oil, cotton and other raw materials used in the Company’s products, changing competition, changes in the retail environment, the Company’s ability to successfully integrate newly acquired businesses, the level and pricing of future orders from the Company’s customers, the extent to which the Company’s business is concentrated in a small number of customers, the Company’s dependence upon third-party suppliers, including some located in foreign countries, customer acceptance of both new designs and newly-introduced product lines, actions of competitors that may impact the Company’s business, disruptions to transportation systems or shipping lanes used by the Company or its suppliers, and the Company’s dependence upon licenses from third parties. Reference is also made to the Company’s periodic filings with the Securities and Exchange Commission for additional factors that may impact the Company’s results of operations and financial condition. The Company does not undertake to update the forward-looking statements contained herein to conform to actual results or changes in our expectations, whether as a result of new information, future events or otherwise.

Contact:

Olivia W. Elliott
Vice President and Chief Financial Officer	or	Halliburton Investor Relations
(225) 647-9124		(972) 458-8000
oelliott@crowncrafts.com

CROWN CRAFTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

SELECTED FINANCIAL DATA

In thousands, except percentages and per share data

	Three-Month Periods Ended		Fiscal Years Ended
	March 29, 2020	March 31, 2019	March 29, 2020	March 31, 2019
	(Unaudited)
Net sales	$20,307	$21,717	$73,396	$76,381
Gross profit	5,350	6,212	21,590	22,307
Gross profit percentage	26.3%	28.6%	29.4%	29.2%
Income from operations	1,840	1,976	7,737	7,113
Income before income tax expense	1,873	1,900	7,768	6,791
Income tax expense	265	508	1,207	1,772
Net income	1,608	1,392	6,561	5,019
Basic earnings per share	$0.16	$0.14	$0.65	$0.50
Diluted earnings per share	$0.16	$0.14	$0.65	$0.50

Weighted Average Shares Outstanding:
Basic	10,167	10,117	10,149	10,092
Diluted	10,170	10,119	10,150	10,094

CONSOLIDATED BALANCE SHEETS

SELECTED FINANCIAL DATA

In thousands

	March 29, 2020	March 31, 2019
Cash and cash equivalents	$282	$143
Accounts receivable, net of allowances	17,803	17,772
Inventories	17,732	19,534
Total current assets	37,041	38,679
Operating lease right of use assets	4,896	-
Finite-lived intangible assets - net	5,577	6,432
Goodwill	7,125	7,125
Total assets	$57,173	$54,779

Total current liabilities	6,479	7,711
Long-term debt	2,578	4,486
Operating lease liabilities, noncurrent	4,959	-

Shareholders’ equity	42,436	41,388
Total liabilities and shareholders’ equity	$57,173	$54,779